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                                                                    EXHIBIT 15.1

RAIT Investment Trust
1818 Market Street
Philadelphia, Pennsylvania 19103

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Investment Trust and subsidiaries for the periods ended September 30, 2006 and 2005, as indicated in our report dated November
8, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the Registration Statements on Form S-4 (File No. 333-136197), Form S-3 (File No. 333-103618, effective on March 14, 2003; File
No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-125480, effective on June 3, 2005; File No. 333-109158, effective on September 26, 2003; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ GRANT THORNTON LLP
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Philadelphia, Pennsylvania
November 8, 2006